Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. SETTLES EGG ANTITRUST CLASS ACTION CLAIMS

JACKSON, Miss. (July 23, 2013) — Cal-Maine Foods, Inc. (CALM) today announced that it has reached an agreement in principle to settle all direct purchaser class claims against the Company. Pursuant to the agreement, reached in the In re Processed Egg Products Antitrust Litigation matter pending in Pennsylvania federal court, Cal-Maine will settle all direct purchaser class claims with a single $28 million payment.

“We remain confident that our conduct has at all times been lawful, appropriate and fair to our customers. The largest retailers and egg buyers in the country, including many of our customers, in fact, were fully aware of, and explicitly supported, the industry-wide animal welfare guidelines challenged in this litigation. And, the USDA was fully aware of, and explicitly supported, these animal welfare guidelines as well as all the other conduct the plaintiffs challenged,” said Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc. “We were able to negotiate a settlement which would eliminate most of our exposure in the antitrust litigation against the Company for an amount that we believe is in the best interest of the shareholders, employees, customers and consumers. It significantly reduces the distraction, expense, exposure and inconvenience of protracted litigation and potentially multiple appeals, and allows us to focus on executing the long-term strategy of our business.”

The terms of the settlement must be formally documented and are subject to approval by the court following notice to all class members. The Company will record a pre-tax charge in the fourth quarter of fiscal 2013 of approximately $28 million with respect to the settlement, which amounts to $17 million, $0.71 per basic share, after tax. Cal-Maine does not expect other provisions associated with the settlement to have a material impact on its results of operations. While the Company expects the settlement will receive the needed approval, there can be no assurance that the court will approve the agreement as proposed by the parties.

The plaintiffs in the non-class cases that direct purchasers have filed against the Company may elect to participate in the settlement or to opt out and pursue their individual claims. The settlement does not affect the class actions filed on behalf of indirect purchasers. These non-class cases and the indirect purchaser class actions also allege that the Company and certain other large domestic egg producers conspired to reduce the domestic supply of eggs in an effort to raise egg prices. Cal-Maine intends to continue to vigorously defend the remaining cases and believes it has strong defenses.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 2, 2012, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.